EAST TEXAS FINANCIAL SERVICES, INC.

   1200 South Beckham o P. O. Box 6910 o Tyler, TX 75711-6910 o 903-593-1767
                                                              o Fax 903-593-1094



                                  NEWS RELEASE


For verification, contact:         Gerald W. Free, Vice Chairman/President/CEO
                                   Derrell W. Chapman, Vice President/COO/CFO

Telephone:        (903) 593-1767
Fax:              (903) 593-1094

For immediate release, July 30, 1998
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                       EAST TEXAS FINANCIAL SERVICES, INC.
                       ANNOUNCES STOCK REPURCHASE PROGRAM

Tyler, Texas, July 30, 1998, - - - East Texas Financial Services,  Inc. (NASDAQ:
ETFS), the holding company for First Federal Savings and Loan Association of Tyler, Texas, today announced its intention to repurchase 5% or approximately 76,973 of its outstanding shares in the open market over the next twelve months. The shares will be purchased at prevailing market prices from time to time depending upon market conditions.

Gerald W. Free, President of the Company, indicated that the Board of Directors approved the repurchase program in view of the current level of the Company's common stock and the strong capital position of the Company's subsidiary, First Federal Savings and Loan Association of Tyler. Mr. Free stated that "we believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and our stockholders. The repurchased shares will become treasury shares and will be used for general corporate purposes, including the issuance of shares in connection with the exercise of stock options."

Over the past few months, shares of Company stock have traded between $13.75 and $16.50 per share. At June 30, 1998, the Company had $122.6 million in assets, stockholders' equity of $21.2 million, and 1,539,461 shares outstanding.




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